Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Second Quarter 2021 Results

Dubuque, Iowa – January 25, 2021 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today reported second quarter fiscal 2021 financial results.

Highlights for the Second Quarter Ended December 31, 2020

•	Net sales increased 15.7% to $119.1 million compared to $102.9 million in the prior year quarter
•	Organic net sales[1], excluding discontinued Vehicle Seating and Hospitality product lines, increased by 25.5%
•	Record retail home furnishings backlog of $101 million as of December 31, 2020, driven by strong year-over-year order growth of 49% in the second quarter
•	Gross margin increased to 20.5% compared to 15.6% in the prior year quarter
•	GAAP net income per diluted share of $1.13 compared to net loss of ($0.68) in the prior year quarter
•	Non-GAAP[1] net income per diluted share of $0.79 compared to net loss of ($0.19) in the prior year quarter
•	Share repurchases of $11.0 million during the quarter

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“Despite ongoing challenges from COVID-19, we executed well and delivered on strong demand for home furnishing products during our second quarter as we reported sales growth of 16% and organic sales growth of 26% compared to the prior year quarter, with growth in virtually all product categories,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

“We enter the third quarter with strong sales momentum and a record high backlog.  Global supply chain disruptions remain a significant near-term challenge due to constrained ocean container availability and material and labor shortages, but we are investing aggressively to expand our supply chain capabilities and inventories to best support our customers and the robust consumer demand for furniture.  We recently signed a new building lease in Juarez, Mexico for an additional manufacturing plant which will add incremental manufacturing capacity in late third quarter. I remain confident in our ability to profitably grow the company in 2021 while accelerating strategic investments to drive long-term profitable growth and improve our customers’ experience.”

Operating Results for the Second Quarter Ended December 31, 2020

Net sales were $119.1 million for the first quarter compared to net sales of $102.9 million in the prior year quarter, an increase of 15.7%. The increase was driven by home furnishing products sold through retail stores of $22.4 million, or 28.8%, versus the prior year quarter and an increase in homestylesTM products sold through e-commerce channels of $1.8 million, or 11.0%, versus the prior year quarter. The increases in retail and e-commerce channels were partially offset by a decline of $8.0 million versus the prior year quarter, due to the Company’s exit of the Vehicle Seating and Hospitality product lines during the fourth quarter of fiscal 2020.

The Company reported net income of $8.5 million or $1.13 per diluted share for the quarter ended December 31, 2020, compared to net loss of $5.4 million or ($0.68) per diluted share in the prior year quarter. The reported net income for the quarter ended December 31, 2020, included $1.3 million pre-tax bad debt expense due to the bankruptcy of a customer, $0.9 million pre-tax restructuring expense primarily for facility closures as part of the previously announced comprehensive transformation program, and a pre-tax gain of $5.2 million due to the sale of the Company’s Dubuque, Iowa and Lancaster, Pennsylvania facilities. Excluding these items (see attached non-GAAP disclosure), the Company reported adjusted net income of $5.9 million, or $0.79 per diluted share, as compared to adjusted net loss of $1.5 million, or ($0.19) per diluted share in the second quarter of fiscal year 2020.

Gross margin as a percent of net sales increased 490 basis points to 20.5% compared to 15.6% for the prior year quarter. The 490 basis points increase in gross margin was primarily due to structural cost reductions, operational efficiencies, fixed cost leverage due to higher sales volume as compared to the prior year quarter, and a decline the Company’s inventory reserve due to strong demand, which resulted in sales of previously reserved products.

Selling, general and administrative (SG&A) expenses increased $0.8 million or 4.5% to $18.9 million as compared to $18.1 million in the second quarter of fiscal 2020. As a percentage of net sales, SG&A was 15.9% in the second quarter of fiscal 2021 compared to 17.6% of net sales in the prior year quarter. SG&A expenses in the current year quarter included a $1.3 million bad debt expense due to a  customer bankruptcy. The 170 bps decline compared to the prior year quarter was primarily due to cost leverage gained from higher sales, reductions in non-essential spending in response to COVID-19, and lower depreciation expense due to assets being held for sale, partially offset by a 110 bps increase related to a $1.3 million bad debt expense due to a customer bankruptcy during the quarter ended December 31, 2020.

The Company reported tax expense of $1.5 million, or an effective rate of 15.5%, during the second quarter compared to a $1.6 million tax benefit, or an effective rate of 22.8%, in the prior year quarter.

Restructuring and COVID-19 Update

During the quarter, the Company incurred $0.9 million of restructuring expense primarily due to on-going facility and transition costs as part of the Company’s previously announced comprehensive transformation program. The Company expects to incur a total of approximately $2.5 to $3.0 million in restructuring expenses during fiscal 2021.

During the quarter, the Company completed the sale of its facilities located in Dubuque, Iowa, and Lancaster, Pennsylvania, resulting in total net proceeds of $15.7 million and a total gain of $5.2 million.

The Company continued to see improvement in business conditions during the second quarter as retailers have reopened, however, there are supply chain challenges faced by the furniture industry due to labor shortages in Asia, limited availability of ocean containers, and inflationary pressures in key materials. Due to the uncertainties around COVID-19, the Company continues to evaluate the impact of COVID-19 and will take necessary actions to reduce spend and preserve cash.

Liquidity

The Company ended the quarter with a cash balance of $33.3 million and working capital (current assets less current liabilities) of $126.3 million, and no outstanding balance on its $25.0 million secured line of credit.

Capital expenditures for the six months ended December  31, 2020 were $0.7 million. For the full fiscal year 2021, capital expenditures are estimated to be in the range of $2.0 million to $3.0 million.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, January 26, 2021, to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 866-777-2509 (domestic) or 412-317-5413 (international) and requesting to be connected with the Flexsteel conference call. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The second quarter fiscal 2021 press release will be available at https://ir.flexsteel.com/ after the market close on Monday, January 25, 2021.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit https://dpregister.com/sreg/10150978/e0320153d6 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through February 2, 2021 by dialing 877-344-7529 (domestic) or 412-317-0088 (international); Replay access code: 10150978.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of upholstered furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its ecommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2020	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,296	$48,197
Trade receivables, net	46,317	32,217
Inventories	92,024	70,565
Other	12,496	18,535
Assets held for sale	666	12,329
Total current assets	184,799	181,843

NONCURRENT ASSETS:
Property, plant and equipment, net	40,251	43,312
Operating lease right-of-use assets	9,463	8,683
Other	1,299	3,421

TOTAL ASSETS	$235,812	$237,259

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$27,842	$27,747
Accrued liabilities	30,634	25,715
Total current liabilities	58,476	53,462

LONG-TERM LIABILITIES	8,929	8,292
Total liabilities	67,405	61,754

SHAREHOLDERS' EQUITY	168,407	175,505

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$235,812	$237,259

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$119,106	$102,949	$224,345	$203,297
Cost of goods sold	94,728	86,899	177,152	170,026
Gross margin	24,378	16,050	47,193	33,271
Selling, general and administrative	18,911	18,088	33,086	35,563
Restructuring expense	863	5,067	2,244	11,071
Gain on disposal of assets due to restructuring	(5,229)	(26)	(5,881)	(18,967)
Operating income (loss)	9,833	(7,079)	17,744	5,604
Other income	162	107	211	193
Income (loss) before income taxes	9,995	(6,972)	17,955	5,797
Income tax provision (benefit)	1,545	(1,588)	5,626	1,630
Net income (loss)	$8,450	$(5,384)	$12,329	$4,167
Weighted average number of common shares outstanding:
Basic	7,246	7,944	7,475	7,936
Diluted	7,495	7,944	7,681	8,146
Earnings (loss) per share of common stock:
Basic	$1.17	$(0.68)	$1.65	$0.53
Diluted	$1.13	$(0.68)	$1.61	$0.51

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2020	2019
OPERATING ACTIVITIES:
Net income	$12,329	$4,167
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,687	4,930
Deferred income taxes	2,110	(13)
Stock-based compensation expense	1,983	3,312
Change in provision for losses on accounts receivable	1,335	(178)
Change in reserve for VAT receivable	—	(943)
Gain on disposition of capital assets	(5,858)	(18,967)
Changes in operating assets and liabilities	(25,520)	8,471
Net cash (used in) provided by operating activities	(10,934)	779
INVESTING ACTIVITIES:
Net proceeds from sales of investments	—	1
Proceeds from sale of capital assets	18,527	19,652
Capital expenditures	(663)	(1,814)
Net cash provided by investing activities	17,864	17,839
FINANCING ACTIVITIES:
Dividends paid	(1,535)	(3,485)
Treasury stock purchases	(20,013)	—
Proceeds from issuance of common stock	40	21
Shares withheld for tax payments on vested restricted shares	(323)	(67)
Net cash used in financing activities	(21,831)	(3,531)
(Decrease) increase in cash and cash equivalents	(14,901)	15,087
Cash and cash equivalents at beginning of period	48,197	22,247
Cash and cash equivalents at end of period	$33,296	$37,334

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, net income (loss) or diluted earnings (loss) per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to non-GAAP adjusted net sales

The following table sets forth the reconciliation of the Company’s reported GAAP net sales to the calculation of non-GAAP adjusted net sales for the three and six months ended December  31, 2020 and 2019.

	Three Months Ended
	December 31,
(in thousands)	2020	2019	$ change	% change
Reported GAAP Net sales	$119,106	$102,949	$16,157	15.7%
Less: discontinued product lines(1)	—	8,025	(8,025)	-100.0%
Non-GAAP Net sales	$119,106	$94,924	$24,182	25.5%

	Six Months Ended
	December 31,
(in thousands)	2020	2019	$ change	% change
Reported GAAP Net sales	$224,345	$203,297	$21,048	10.4%
Less: discontinued product lines(1)	—	19,125	(19,125)	-100.0%
Non-GAAP Net sales	$224,345	$184,172	$40,173	21.8%

(1)Represents the exit of the Company’s Vehicle Seating and Hospitality product lines.

Reconciliation of GAAP net  income (loss) to non-GAAP adjusted net income (loss):

The following table sets forth the reconciliation of the Company’s reported GAAP net income (loss) to the calculation of non-GAAP adjusted net income (loss) for the three and six months ended December  31, 2020 and 2019:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2020	2019	2020	2019
Reported GAAP net income (loss)	$8,450	$(5,384)	$12,329	$4,167
Restructuring expense	863	5,067	2,244	11,071
Bad debt expense	1,314	—	1,314	—
Inventory impairment related to restructuring	45	—	45	206
Gain on disposal of assets due to restructuring	(5,229)	—	(5,881)	(18,967)
Tax impact of above adjustments(1)	465	(1,154)	714	2,162
Remeasurement of deferred tax assets and valuation allowance	—	—	2,112	—
Non-GAAP net income (loss)	$5,908	$(1,471)	$12,877	$(1,361)

(1)Effective tax rate of 15.5% and 22.8% used to calculate the three months ended December  31, 2020 and December 31, 2019, respectively. Effective tax of 31.3% and 28.1% used to calculate the six months ended December 31, 2020 and December 31, 2019, respectively.

Reconciliation of GAAP earnings (loss) per share of common stock to non-GAAP adjusted earnings (loss) per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings (loss) per share to the calculation of non-GAAP adjusted earnings (loss) per share for the three and six months ended December  31, 2020 and 2019:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reported GAAP diluted earnings (loss) per share	$1.13	$(0.68)	$1.61	$0.51
Restructuring expense	0.12	0.64	0.29	1.36
Bad debt expense	0.18	—	0.17	—
Inventory impairment related to restructuring	0.01	—	0.01	0.03
Gain on disposal of assets due to restructuring	(0.70)	—	(0.77)	(2.33)
Tax impact of above adjustments(1)	0.06	(0.15)	0.09	0.27
Remeasurement of deferred tax assets and valuation allowance	—	—	0.27	—
Non-GAAP diluted earnings (loss) per share	$0.79	$(0.19)	$1.68	$(0.17)

(1)Effective tax rate of 15.5% and 22.8% used to calculate the three months ended December 31, 2020 and December 31, 2019, respectively. Effective tax of 31.3% and 28.1% used to calculate the six months ended December 31, 2020 and December 31, 2019, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com